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                                                                       EXHIBIT 5
                                          Opinion of McDaniel & Anderson, L.L.P.





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                         MCDANIEL & ANDERSON, L.L.P.
                               ATTORNEYS AT LAW
                            4942 WINDY HILL DRIVE
                            POST OFFICE BOX 58186
                        RALEIGH, NORTH CAROLINA 27658                TELEPHONE
                                                                  (919) 872-3000
L. BRUCE MCDANIEL
WILLIAM E. ANDERSON              March 22, 1995                       TELEFAX
MARCIA A. NORRIS                                                  (919) 790-9273



Securities and Exchange Commission
Judiciary Plaza
450 5th Street, N.W.
Washington, D.C.  20549

          Re:  Communication Cable, Inc. (File No. 0-15555)
               Registration Statement on Form S-8

Ladies and Gentlemen:

          We are counsel to Communication Cable, Inc., a North Carolina corporation (the "Company") which is filing a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission"). Pursuant to the Registration Statement, the Company intends to register under the Securities Act of 1933, as amended, a total of 1,055,113 shares (the "Shares") of common stock, par value $1.00 per share (the "Common Stock"), of the Company. The Shares represent (i) 777,473 shares of Common Stock which are issuable upon the exercise of options granted and to be granted pursuant to the Communication Cable, Inc. Incentive Stock Option Plan (the "ISOP"); (ii) 77,640 shares of Common Stock which are issuable upon the exercise of options granted pursuant to the Communication Cable, Inc. Directors Stock Option Plan (the "Directors Plan"); and 200,000 shares of Common Stock which are issuable upon the exercise of options granted and to be granted pursuant to the Communication Cable, Inc. 1995 Outside Directors Stock Option Plan (the "1995 Plan"). The ISOP, the Directors Plan, and the 1995 Plan hereinafter are referred to collectively as the "Plans."

          The opinion hereinafter set forth is given to the Commission at the request of the Company pursuant to Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K. The only opinion rendered by this firm consists of the matter set forth in numbered paragraph (1) below (our "Opinion"), and no opinion is implied or to be inferred beyond such matter. Additionally, our opinion is based upon and subject to the qualifications, limitations, and exceptions set forth in this letter.

          Our opinion is furnished for the benefit of the Commission solely with regard to the Registration Statement, may be relied upon by the Commission only in connection with the Registration Statement, and may not otherwise be relied upon, used, quoted, or referred to by, or filed with, any other person or entity without our prior written permission.






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Securities and Exchange Commission
March 22, l995
Page Two


          In rendering our Opinion, we have examined such agreements, documents, instruments, and records as we deemed necessary or appropriate under the circumstances for us to express our Opinion, including without limitation the Plans. In making all of our examinations, we assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, and the due execution and delivery of all documents by any persons or entities other than the Company where due execution and delivery by such persons or entities is a prerequisite to the effectiveness of such documents.

          As to various factual matters that are material to our Opinion, we have relied upon the factual statements set forth in a certificate of officers of the Company and a certificate of a public official. We have not independently verified or investigated, nor do we assume any responsibility for, the factual accuracy or completeness of such factual statements.

          The members of this firm are admitted to the Bar of the State of North Carolina and are duly qualified to practice law in that state. We do not herein express any opinion concerning any matter respecting or affected by any laws other than the laws of the State of North Carolina that are now in effect and that, in the exercise of reasonable professional judgment, are normally considered in transactions such as those contemplated by the issuance of the Shares pursuant to the Plans. The Opinion hereinafter set forth is based upon pertinent laws and facts in existence as of the date hereof, and we expressly disclaim any obligation to advise you of changes to such pertinent laws or facts that hereafter may come to our attention.

          Based upon and subject to the foregoing, we are of the Opinion that:

    (l) the Shares, when issued in accordance with the terms of the Plans against payment in full of the purchase price therefor, will be validly issued, fully paid, and nonassessable.

          We hereby consent to the filing of this letter as an exhibit to the Registration Statement.

                                         Sincerely yours,

                                         McDANIEL & ANDERSON, L.L.P.


                                         /s/ L. Bruce McDaniel
                                         ---------------------------
                                         L. Bruce McDaniel
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